[BGE logo here]                                           [PEPCO logo here]

                           N E W S     R E L E A S E

=============================================================================

Arthur J. Slusark                              Nancy Moses
Baltimore Gas and Electric Company             Potomac Electric Power Company
(410)234-7433                                  (202)872-2680

For Immediate Release
December 22, 1997

              BGE and PEPCO Announce Cancellation of Proposed Merger

      Today the Baltimore Gas and Electric Company (BGE) and Potomac Electric Power Company (PEPCO) announced they have decided to cancel their proposed merger to create one of the nation's ten largest utilities, Constellation Energy Corporation. A $15 billion electric and gas company, Constellation Energy would have served the needs of nearly two million energy customers in the combined Baltimore-Washington area.

      In a joint statement, BGE's Chairman and Chief Executive Officer Christian H. Poindexter and PEPCO's President and Chief Executive Officer John M. Derrick, Jr., expressed their deep disappointment in having to terminate the merger agreement, which was signed September 22, 1995.

      "As proposed, Constellation Energy would have been a strong, successful competitor in the emerging energy market," said the two CEOs. "The benefits of such a company to the Baltimore-Washington region cannot be overstated in terms of lower costs, innovative products and services, proactive economic development, and continued commitment to the community."

      Poindexter explained that although BGE and PEPCO had been successful in securing the regulatory approvals needed to merge, "the orders issued by both the Maryland and District of Columbia Public Service Commissions contain financial conditions that make it impossible for the two companies' investors to share in the benefits of the proposed merger."

      BGE and PEPCO's proposed regulatory plan called for an equal sharing of the savings between customers and shareholders. Both the Maryland and D.C. PSC orders returned more than the estimated total merger savings to customers. "We have tried unsuccessfully to obtain reconsideration of these conditions," said Derrick and Poindexter, "but now conclude that a favorable outcome cannot be expected within a reasonable period, if at all."

                                      - more -

MERGER 2-2-2


      "BGE and PEPCO shareholders overwhelmingly supported the proposed merger because it appeared to be a fair deal for everyone involved," added Poindexter. "To sacrifice shareholders' interests by proceeding with the merger under detrimental financial terms and conditions would represent a major breach of faith."

      Poindexter and Derrick also cited efforts underway in Maryland to restructure the electric industry as a contributing factor in their decision to end the merger at this time. "The Maryland Public Service Commission and the Maryland legislature are working toward reshaping the state's electric industry to allow for full customer choice in the near future. BGE and PEPCO must commit their full attention to addressing the many complex and controversial aspects of restructuring because it is imperative that Maryland gets electric industry restructuring right the first time."

      Both Derrick and Poindexter emphasized that the two companies will continue to work closely together to ensure the region's successful transition to a competitive energy market.

      The companies have spent approximately $100 million to date on the merger including various computer system modifications. These costs were to be shared equally, and the merger costs will be written off by PEPCO and BGE in 1997. The companies will take appropriate steps to terminate regulatory and court proceedings shortly.

      Both CEOs said that it is a testimony to the caliber of employees at BGE and PEPCO that, despite recent frustrating events, the merger ends with mutual respect and positive regard. "We came together in a spirit of partnership and cooperation," said Poindexter and Derrick. "Both companies acted with integrity and put the best interests of Constellation Energy before those of the individual companies. We can't thank our employees enough for the hard work and excitement they contributed to this effort. Despite the outcome, it has provided a valuable learning experience for all of us, both personally and professionally."

                                    # # #